Exhibit 99.1

Breitling Energy Announces Second Newton County, Texas Prospect

Dallas, Texas – January 22, 2015 - Breitling Energy Corporation (OTCBB: BECC) announces participation in a well that just completed drilling and logging, showing promise of production from the Yegua Sands in southeast Texas. The Seely Hankamer #1 was drilled to a vertical depth of 7,966 feet, with casing run and log reports evaluated.

As anticipated by extensive 3D seismic evaluation prior to spud, the well is showing potential production in two sections of the Yegua Sands, an area northeast of Port Arthur, which has consistently produced vertical oil wells for years. Initial log evaluation indicates the well’s production should be favorable compared to surrounding wells. Because of its proximity to distribution centers, transportation costs from Newton County to Gulf Coast refineries are negligible.

“The Seely Hankamer #1 extends our reach into this area of south Texas where the economics make sense in most market conditions. We feel completely safe participating in our second prospect here in less than 90 days and continue to add revenue through the drill bit in a way that makes viable sense,” said Chris Faulkner, Chairman and CEO of Breitling Energy.

Completion operations on the Seely Hankamer #1 are expected to begin in early February.

ABOUT BREITLING ENERGY CORPORATION

Breitling Energy Corporation is a growing U.S. energy company based in Dallas, Texas engaged in the exploration and development of high-probability, lower risk onshore oil and gas properties. The Company’s dual-focused growth strategy primarily relies on leveraging management’s technical and operations expertise to grow through the drill-bit, while also growing its base of non-operating working interests and royalty interests. Breitling Energy's oil and gas operations are focused primarily in the Permian Basin of Texas and the Mississippi oil window of southern Kansas and Northern Oklahoma, with non-operating investments in Texas, North Dakota, Oklahoma and Mississippi. Breitling Energy Corporation is traded over the counter under the ticker symbol: BECC. Additional information is available at www.breitlingenergy.com.

CONTACT:

Thomas Miller, VP of Communications, Breitling Energy, 214-716-2600

Gil Steedley, VP of Capital Markets, Breitling Energy, 214-716-2600

SOURCE Breitling Energy Corporation